Exhibit 1A-6.1

1 4biddenknowledge, Inc. Initials: __________ Karmic Payback Initials: __________ MUTUAL NON-CIRCUMVENTION AND COMPENSATION AGREEMENT This Non-Circumvention and Compensation Agreement (the "Agreement") is made effective as of November 14, 2022 (the "Effective Date"), by and between Karmic Payback (the "Disclosing Party"), and 4biddenknowledge, Inc. (the "Recipient"), hereafter called "the Parties." WHEREAS, Disclosing Party has a business opportunity to share with Recipient and any and all other opportunities relating to or derived from such opportunity, and WHEREAS, all Parties have protective and actual relationships with clients and others which hold to be essential to the conduct and profitability of its enterprise, and WHEREAS, all Parties recognize that mutual benefit may be derived when one party is introduced to or becomes acquainted with a third party identified to it by the other party, and WHEREAS, all Parties recognize that any such identification or location or introduction is a trade secret and is the exclusive and sole property of the sharing party, WHEREAS, all Parties desire to be bound legally as to the requirement for maintaining the privacy and security of the aforementioned relationships; and WHEREAS, the Disclosing Party and Recipient have agreed to engage in a potential business opportunity which involves the following: The upcoming Reg A+ offering scheduled to launch in late 2022 and ongoing until the Reg A+ offering is closed (the "Transaction"). See details in Exhibit A, Consulting Fee Terms. Now, therefore, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, it is mutually agreed as follows: I. NON-CIRCUMVENTION 1. NON-CIRCUMVENTION (CONTACTS). During the term of this Agreement, Recipient agrees not to contact, initiate contact, or attempt to enter into a Transaction with, at any time for any purpose, either directly or indirectly, any officers, directors, or shareholders of the business opportunity for the purpose of circumventing, the result of which shall be to prevent the Disclosing Party from realizing a profit, fees, or otherwise, without the specific written approval of the Disclosing Party; such approval will be specifically granted in written form by the Disclosing Party on a case-by-case basis. If such circumvention shall occur, the Disclosing Party shall be entitled to any compensation due pursuant to this Agreement or relating to such transaction. 2. TERM OF AGREEMENT. The obligations of non-circumvention and compensation shall survive Twenty-four (24) months after termination of this agreement. 3. COMPENSATION AGREEMENT. In case of breach of this Agreement, Recipient will pay a monetary penalty that is equal to the compensation the Disclosing Party should have realized in such transaction. The compensation agreement may vary surrounding each business transaction that takes place due to this agreement. (See Exhibit A)

2 4biddenknowledge, Inc. Initials: __________ Karmic Payback Initials: __________ II. CONFIDENTIAL INFORMATION 4. TRADE SECRETS. All information that is exchanged or becomes known through the course of the business transaction between the Disclosing Party and Recipient shall be deemed trade secrets. Trade secrets can include, but are not limited to, prepared information packages, financials, related documents, names of potential acquisitions, intermediaries, contacts and deal sources, deal structures and financial considerations, software systems, operations systems, organizational systems, training systems, and the specific integration of all systems. Disclosing Party and Recipient agree to preserve and protect the confidentiality of such information and shall not disclose this information without written permission from the other. 5. CONFIDENTIAL INFORMATION. Disclosing Party and Recipient will keep confidential the names and other personal information of any contracts introduced or disclosed to the other party, and that their corporations, partnerships, divisions, associates, firm, employees, contractors, agents, joint ventures, assigns, consultants, or designed will not contact, participate or negotiate in any transactions with any of the contacts without first signing a written agreement with the party who provided such contact, unless that party gives prior written consent. 6. UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION - INJUNCTION. If it appears that either party has disclosed (or has threatened to disclose) confidential information in violation of this Agreement, either party shall be entitled to obtain an injunction to restrain the other party from disclosing the confidential information in whole or in part. Neither party shall be prohibited by this provision from pursuing other remedies, including a claim for losses and damages. 7. APPLICABILITY OF AGREEMENT. Recipient understands and agrees that Disclosing Party is responsible for all management communications with Disclosing Party's contacts. Recipient agrees that it will not enter into any agreements with Disclosing Party's contacts regarding a Transaction without notifying Disclosing Party in writing. Recipient will not engage in direct communications with Disclosing Party's contacts regarding a Transaction without the presence of a representative of Disclosing Party. Recipient recognizes the valuable relationship that has been developed between Disclosing Party's contacts and Disclosing Party. If applicable, written authorization from the Disclosing Party to Recipient may include email exchanged and agreed upon by both parties. Disclosing Party and the Recipient both agree that the provisions of this Agreement extend to the employees, officers, and representatives of their respective businesses. 8. RETURN OF CONFIDENTIAL INFORMATION. Upon written request, either party shall return all written materials containing confidential information to the other party. Each receiving party shall also deliver written statements certifying that all materials have been returned within five (5) days of receipt of the request.

3 4biddenknowledge, Inc. Initials: __________ Karmic Payback Initials: __________ III. MISCELLANEOUS 9. RELATIONSHIP OF PARTIES. This Agreement does not create any agency, partnership, or joint venture. 10. NO WARRANTY. Disclosing Party acknowledges and agrees that the confidential information is provided on an "AS IS" basis. THE DISCLOSING PARTY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONFIDENTIAL INFORMATION AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL THE DISCLOSING PARTY BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OR USE OF ANY PORTION OF THE CONFIDENTIAL INFORMATION. Disclosing Party does not represent or warrant that any product or business plans disclosed to the Recipient will be marketed or carried out as disclosed, or at all. Any actions taken by the Recipient in response to the disclosure of the confidential information shall be solely at the risk of the Recipient. 11. ATTORNEY'S FEES. In any legal action between the Parties concerning this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and costs. 12. ARBITRATION. In the event of any dispute, controversy, or claim related to or arising from the terms of this Agreement, the Parties hereto hereby agree that any such dispute, controversy or claim shall be settled by arbitration in accordance with the Commercial Arbitration Rule of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Said arbitration shall be conducted in Austin, Texas. Such dispute resolution shall be in accordance with the applicable substantive laws of the state of Texas. The prevailing party shall be entitled to all fees and costs arising, including, but not limited to, attorney's fees and costs. 13. GENERAL PROVISIONS. This Agreement sets forth the entire understanding of the Parties regarding confidentiality. Any amendments must be in writing and signed by both Parties. This Agreement shall be construed under the laws of the state of Texas. This Agreement shall not be assignable by either party. Neither party may delegate its duties under this Agreement without the prior written consent of the other party. The confidentiality provisions of this Agreement shall remain in full force and effect at all times after the effective date of this Agreement. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining portions of this Agreement shall remain in full force and effect and construed so as to best effectuate the original intent and purpose of this Agreement. All of the obligations contained in this agreement are mutual and reciprocal. This agreement shall be binding on the Parties, their subsidiaries, agents, brokers, divisions, associates, employees, heirs, affiliated companied, assigns or designees. 14. SIGNATORIES. This Agreement shall be executed and delivered in the manner prescribed by law as of the date first written above.

4 4biddenknowledge, Inc. Initials: __________ Karmic Payback Initials: __________ KARMIC PAYBACK: Disclosing Party By: (Company Officer Signature) Title: 4biddenknowledge, INC: Recipient By: (Company Officer Signature) Title: Founding Partner

DocuSign Envelope ID: 53DC80A4-52FB-4C85-853D-82660B3EA8AE

Exhibit A

CONSULTING FEE TERMS

Karmic Payback will assist in managing relationships with investors on behalf of the company for the duration of the Reg A+ offering. Karmic Payback will also introduce the company to family offices, high net worth contacts, investor groups, and Karmic Payback's network. Karmic Payback will help create and edit pitch decks, coordinate marketing efforts with management/board members, assist the interim CFO and COO, and perform other reasonable tasks that will ensure a successful Reg A+ offering.

4biddenknowledge, Inc. and Related Parties (owners, shareholders, affiliates and/or its subsidiaries) agree to pay Karmic Payback consulting fees based on the schedule outlined below.

Consulting fees shall be paid from receipt of escrow deposits that 4biddenknowledge, Inc. and Related Parties receive as a result of the upcoming Reg A+ public offering.

Consulting Fees shall be based on the following schedule:

- Upon receipt in the Reg A+ escrow account of the first round of $100,000 in deposits, Karmic Payback will be paid a $4,000 fixed fee; and for any and all subsequent round of deposits of $100,000, Karmic Payback will receive an additional $4,000 fixed fee, paid by ACH/wire transfer, within 5 business days after funding.

- For each round of $100,000 in deposits into the Reg A+ escrow account, Karmic Payback shall receive $4,000 of equivalent value of shares of common stock in 4biddenknowledge, Inc. Paperwork to award these shares shall be completed within 15 business days after receipt of each round of $100,000 in escrow deposits.

- Karmic Payback shall be entitled to fees hereunder that occur for Twenty-four (24) months following termination of this Agreement (the "Post-Termination Period").

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4biddenknowledge, Inc. Initials: BL

Karmic Payback Initials: RM